Exhibit 99.1
United Airlines Announces Pricing of $700 Million Total Senior Secured Notes and Senior Second Lien Notes
CHICAGO, Jan. 11, 2010 — United Airlines (“United”), a wholly-owned subsidiary of UAL Corporation (“UAL”) (Nasdaq: UAUA), announced today that it priced two offerings of secured debt securities totaling $700 million, consisting of $500 million aggregate principal amount of 9.875% senior secured notes due 2013 (the “First Lien Notes”) and $200 million aggregate principal amount of 12.000% senior second lien notes due 2013 (the “Second Lien Notes” and, together with the First Lien Notes, the “Notes”).
The First Lien Notes will be senior secured obligations of United. United’s obligations under the First Lien Notes will be guaranteed on a senior unsecured basis by UAL and UAL’s subsidiaries that are guarantors or direct obligors under its senior secured credit facility (the “Subsidiary Guarantors”). The First Lien Notes will be secured by United’s route authority to operate between the United States and Japan and beyond Japan to points in other countries, certain airport takeoff and landing slots and airport gate leaseholds utilized in connection with these routes (the “Collateral”). The Collateral is currently encumbered under United’s senior secured credit facility but would be made available by substituting other collateral (including aircraft, spare engines, flight simulators and certain primary slots at LaGuardia Airport and Reagan National Airport) into the senior secured credit facility.
The Second Lien Notes will be senior secured junior lien obligations of United. United’s obligations under the Second Lien Notes will be guaranteed on a senior unsecured basis by UAL and the Subsidiary Guarantors. The Second Lien Notes will be secured by the same Collateral as the First Lien Notes and the terms of the Second Lien Notes will be substantially similar to the First Lien Notes, except that the Second Lien Notes will be effectively junior to the First Lien Notes to the extent of the value of the Collateral securing the Notes. The completion of the Second Lien Notes offering is conditioned upon the completion of the First Lien Notes offering.
United intends to use the net proceeds from both offerings for general corporate purposes. The offerings are both expected to close on Jan. 15, 2010, subject to customary closing conditions.
The Notes will be sold only to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) and to non-U.S. persons in accordance with Regulation S under the Securities Act. The Notes will not be registered under the Securities Act or state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.
This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities of United or UAL and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.
About United
United Airlines, a wholly-owned subsidiary of UAL Corporation (NASDAQ: UAUA), operates approximately 3,300* flights a day on United and United Express to more than 200 U.S. domestic and international destinations from its hubs in Los Angeles, San Francisco, Denver, Chicago and Washington, D.C. With key global air rights in the Asia-Pacific region, Europe and Latin America, United is one of the largest international carriers based in the United States. United also is a founding member of Star Alliance, which provides connections for our customers to 1,077 destinations in 175 countries worldwide. United’s 47,000 employees reside in every U.S. state and in many countries around the world. News releases and other information about United can be found at the company’s Web site at united.com.

*	Based on United’s forward-looking flight schedule for October 2009 to October 2010.